AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1998
                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933




                        HOME PROPERTIES OF NEW YORK, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)



                               MARYLAND 16-1455126
                (STATE OR OTHER JURISDICTION OF (I.R.S. EMPLOYER
               INCORPORATION OR ORGANIZATION) IDENTIFICATION NO.)

                               850 CLINTON SQUARE
                            ROCHESTER, NEW YORK 14604
                                 (716) 546-4900
                        (ADDRESS, INCLUDING ZIP CODE, AND
                    TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)



                             ANN M. MCCORMICK, ESQ.
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                        HOME PROPERTIES OF NEW YORK, INC.
                               850 CLINTON SQUARE
                            ROCHESTER, NEW YORK 14604
                                 (716) 246-4105
                            FACSIMILE: (716) 546-5433
                       (NAME, ADDRESS, INCLUDING ZIP CODE,
                      AND TELEPHONE NUMBER, INCLUDING AREA
                           CODE, OF AGENT FOR SERVICE)



                                   COPIES TO:

                           Deborah McLean Quinn, Esq.
                       Nixon, Hargrave, Devans & Doyle LLP
                               900 Clinton Square
                            Rochester, New York 14604
                                 (716) 263-1307





    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.[ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] _______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of          Amount to be  Proposed Maximum Proposed Maximum  Amount of
Each Class        Registered    Offering Price   Aggregate         Registration
of Securities                   Per Unit (2)     Offering          Fee (5)
to be Registered                                 Price (3)
----------------  ------------  ---------------- ----------------  ------------
Common Stock,
 par value $.01      (1)(4)         (6)              (6)

Preferred Stock,
 par value $.01      (1)(7)         (6)              (6)

Common Stock Rights
 or Warrants         (1)(8)         (6)              (6)

Debt Securities      (1)(10)        (6)              (6)

          Total $400,000,000                     $400,000,000      $118,000.00
--------------------------------------------------------------------------------


(1) The Common Stock, the Preferred Stock, Common Stock Rights or Warrants, and Debt Securities (collectively the "Offered Securities") registered hereunder may be sold separately, together or as units with other Offered Securities registered hereunder.

(2) The proposed maximum offering price per unit will be determined from time to time by Registrant in connection with the issuance of such securities.

(3) The proposed maximum aggregate offering price has been estimated solely for purposes of calculating the registration fee as provided in General Instruction II.D to Form S-3.

(4) Subject to the limitations set forth in Note 10, an indeterminate amount of Common Stock is registered to be sold from time to time by Registrant. In addition, an intermediate number of shares of Common Stock as may be issuable upon the exercise of any rights to purchase Common Stock or on the conversion of any Preferred Stock registered hereunder.

(5) The prospectus forming part of this Registration Statement, as such prospectus may be amended and supplemented from time to time (the "Prospectus"), shall be deemed to relate to the $400,000,000 of Offered Securities being offered pursuant to this registration statement and, pursuant to Rule 429 under the Securities Act, to $13,650,000 of Common Stock, the Preferred Stock, Common Stock Rights or Warrants, and Debt Securities registered and issuable by the Company pursuant to the Registration Statement on Form S-3, Registration No. 333-02674 (the "Prior Shelf Registration Statement"). The amount of filing fees associated with such securities registered pursuant to the Prior Shelf Registration Statement (calculated at the fee in effect at the time of filing of the Prior Shelf Registration Statement is approximately $47,069.

(6) Omitted pursuant to General Instruction II.D. of Form S-3.

(7) Subject to the limitations set forth in Note 10, an indeterminate number of shares of Preferred Stock is registered to be sold by the registrant

(8) Subject to the limitations set forth in Note 10, an indeterminate number of shares of Common Stock Purchase Rights or Warrants is registered to be sold by the registrant.

(9) Subject to the limitations set forth in Note 10, an indeterminate principal amount of Debt Securities is registered to be sold by the registrant.

(10) The aggregate initial offering price of all securities issued from time to time pursuant to this registration statement, calculated in accordance with Rule 457, will not exceed $400,000,000.00. The securities registered hereunder may be sold separately or in units with other securities registered hereunder.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.










SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED MAY 13, 1998

PROSPECTUS
                                  $400,000,000
                        HOME PROPERTIES OF NEW YORK, INC.
                                  COMMON STOCK
                                 PREFERRED STOCK
                              COMMON STOCK PURCHASE
                             RIGHTS OR WARRANTS AND
                                 DEBT SECURITIES


     Home Properties of New York, Inc., a Maryland corporation (the "Company"), may from time to time offer in one or more series (i) shares of its common stock, par value $.01 per share (the "Common Stock"); (ii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock); (iii) rights or warrants to purchase shares of its Common Stock (the "Common Stock Purchase Rights") and (iv) one or more series of debt securities ("Debt Securities"), which may be either senior debt securities or subordinated debt securities, with an aggregate public offering price of up to $400,000,000. The Common Stock, Preferred Stock, Common Stock Purchase Rights or Warrants and Debt Securities (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of offering and set forth in a supplement to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Stock, any public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any distribution, any return of capital, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Stock Purchase Rights, the duration, offering price, exercise price and any reallocation of Purchase Rights not initially subscribed, and (iv) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the holder or the Company, any terms for sinking fund payments, rank, any conversion or exchange rights, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of any Debt Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about all material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement. The Common Stock is listed on the New York Stock Exchange under the symbol "HME." Any Common Stock offered pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered
Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such class or series of the Offered Securities.



SEE "RISK FACTORS" (beginning on page 4) FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.



            THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                  ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
                     REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                  The date of this Prospectus is May   , 1998


      NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.



                          --------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to by be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy not shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                            AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Offered Securities. This Prospectus, which is part of such Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding Company at http://www.sec.gov. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The Company furnishes its stockholders with annual reports containing audited financial statements with a report thereon by its independent public accountants.

FORWARD LOOKING STATEMENTS

         Certain information contained herein or incorporated by reference may
contain forward-looking   statements.  Although the Company  believes
expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include the general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities, the actual pace of acquisitions, and the continued access to capital to fund growth.



DOCUMENTS INCORPORATED BY REFERENCE

      The following documents, which have been filed by the Company (Commission File No. 1-13136) under the Exchange Act are incorporated into this Prospectus by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed on March 24, 1998; the Company's Current
Reports on Form 8-K filed on February 20, 1998, as amended by Form 8-K/A filed on March 24, 1998, on March 24, 1998, on March 26, 1998 and on April 15, 1998, the Company's Current Report on Form 8-K/A filed January 12, 1998 amending its Current Report on Form 8-K filed on October 7, 1997 and the Company's registration statement with respect to its Common Stock on Form 8-A effective July 27, 1994.

      Documents incorporated herein by reference are available to any stockholder of the Company, on written or oral request, without charge, from the Company. Requests should be directed to David P. Gardner, Chief Financial Officer, Home Properties of New York, Inc., 850 Clinton Square, Rochester, New York 14604, telephone (716) 546-4900. Copies of documents so requested will be sent by first class mail, postage paid.

      All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Prospectus from the date of filing of such reports and documents (provided, however, that the information referred to in Instruction 8 to Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission is not incorporated herein by reference).

      Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the Registration Statement containing this Prospectus or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                  THE COMPANY

      AS USED IN THIS SECTION, THE TERMS "HOME PROPERTIES" AND "COMPANY", INCLUDE HOME PROPERTIES OF NEW YORK, INC., A MARYLAND CORPORATION, HOME PROPERTIES OF NEW YORK, L.P. (THE "OPERATING PARTNERSHIP") A NEW YORK LIMITED PARTNERSHIP, HOME PROPERTIES TRUST (THE "TRUST"), A MARYLAND REAL ESTATE INVESTMENT TRUST, AND THE TWO MANAGEMENT COMPANIES (THE "MANAGEMENT COMPANIES")
- HOME PROPERTIES MANAGEMENT, INC. ("HP MANAGEMENT") AND CONIFER REALTY CORPORATION ("CONIFER REALTY"), BOTH OF WHICH ARE MARYLAND CORPORATIONS.

      The Company is a self-administered, self-managed and fully integrated real estate investment trust ("REIT")formed in November, 1993 to continue and expand the multifamily residential real estate business of Home Leasing Corporation, which was organized in 1967. The Company is one of the largest owners and operators of multifamily residential properties in upstate New York (based on the number of apartment units owned and managed).

     The Company, as of May 11, 1998, operates 231 communities (the "Properties") containing 26,090 apartment units. Of these, 17,103 units in 71 communities are owned outright by the Company, 6,139 units are managed by the Company as general partner of a limited partnership, and 2,848 units are managed for third-party owners. The Properties are located throughout the Northeast, Mid-Atlantic and Midwest. In addition, the Company manages 1.7 million square feet of commercial space.

      The Company conducts substantially all of its business and owns all of its properties through the Operating Partnership and the Management Companies. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to REITs, the Operating Partnership carries out portions of its property management and development activities through the Management Companies, which are beneficially owned by the Operating Partnership but controlled by one or more officers of the Company. The Company owns a 1% general partnership interest in the Operating Partnership and, through its wholly owned subsidiary the Trust, a 55.9% limited partnership interest in the Operating Partnership as of March 31, 1998.

      The Company's executive offices are located at 850 Clinton Square, Rochester, New York 14604. Its telephone number is (716) 546-4900.


                                   RISK FACTORS

      An investment in the Offered Securities involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus, prospective investors should consider, among other things, the following factors:

ASSIMILATION OF A SUBSTANTIAL NUMBER OF NEW ACQUISITIONS.

         The Company has undertaken a strategy of aggressive growth through acquisitions. From January 1, 1997 through April 30, 1998, the Company has acquired 44 new communities with 10,551 apartment units, more than doubling the number of its owned multifamily units. The Company's ability to manage its growth effectively will require the Company, among other things, to successfully apply its experience in managing its existing portfolio to an increased number of properties. In addition, the Company will be required to successfully manage the integration of a substantial number of new personnel. There can be no assurances that the Company will be able to integrate and manage these operations effectively or maintain or improve on their historical financial performance.

REAL ESTATE FINANCING RISKS

        GENERAL. The Company is subject to the customary risks associated with debt financing including the potential inability to refinance existing mortgage indebtedness upon maturity on favorable terms. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet its debt service obligations, the property could be foreclosed upon.
This could adversely affect the Company's cash flow and, consequently, the amount available for distributions to stockholders.

        NO LIMITATION ON DEBT. The Board of Directors has adopted a policy of limiting the Company's indebtedness to approximately 50% of its total market capitalization (i.e., the market value of issued and outstanding shares of Common Stock and limited partnership interest in the Operating Partnership ("Units") plus total debt), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, the Company may incur. Accordingly, the Board of Directors could alter or eliminate its current policy on borrowing. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to its stockholders and an increased risk of default on the Company's indebtedness.

        The Company's debt to total market capitalization ratio fluctuates based on the timing of acquisitions and financings. At December 31, 1997, the ratio of the Company's indebtedness to its total capitalization ws 33%, based on a year-end closing price of the Company's Stock of $27.1875, and at March 31, 1998 was 32%, based on the closing price of the Company's Common
Stock on that date of $27.75.

        EXISTING DEBT MATURITIES. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet the required payments of principal and interest. Because much of the financing is not fully self-amortizing, the Company anticipates that only a portion of the principal of the Company's indebtedness will be repaid prior to maturity. So, it will be necessary for the Company to refinance debt. Accordingly, there is a risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. The Company aims to stagger its debt maturities with the goal of minimizing the amount of debt which must be refinanced in any year.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

      Although the Company believes that it was organized and has operated to qualify as a REIT under the Code, no assurance can be given that the Company will remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions and REIT qualification rules, which include (i) maintaining ownership of specified minimum levels of real estate related assets; (ii) generating specified minimum levels of real estate related income; (iii) maintaining diversity of ownership of Common Stock; and
(iv) distributing at least 95% of all real estate investment taxable income on an annual basis.

      If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction in computing its taxable income for distributions to stockholders and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to the Company's stockholders would be reduced for the year or years involved. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

REAL ESTATE INVESTMENT RISKS

        GENERAL RISKS. Real property investments are subject to varying degrees of risk. If the Company's communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. A multifamily apartment community's revenues and value may be adversely affected by the general economic climates; the local economic climate; local real estate considerations (such as over supply of or reduced demand for apartments); the perception by prospective residents of the safety, convenience and attractiveness of the communities or neighborhoods in which they are located and the quality of local schools and other amenities; and increased operating costs (including real estate taxes and utilities).
Certain significant fixed expenses are generally not reduced when circumstances cause a reduction in income from the investment.

        OPERATING RISKS. The Company is dependent on rental income to pay operating expenses and to generate cash to enable the Company to make distributions to its stockholders. If the Company is unable to attract and retain residents or if its residents are unable, due to an adverse change in the economic condition of the region or otherwise, to pay their rental obligations, the Company's ability to make expected distributions will be adversely affected.

        DEPENDENCE ON PRIMARY MARKETS. The Properties are located in the Northeast, Midwest and Mid-Atlantic regions of the United States. At
April 30, 1998, 6,550 of the Company's owned multifamily units were located in the upstate New York region and 3,482 units were located in markets surrounding Detroit, Michigan (representing approximately 38.3% and approximately 20.4% of the units respectively of the Company's portfolio). Accordingly, the Company's performance is partially linked to economic conditions and the demand for apartments in upstate New York and the Detroit, Michigan area. A decline in the economy in these regions particularly, or in any other areas where the Company has a concentration of apartment units, may result in a decline in the demand for apartments which may adversely affect the ability of the Company to make distributions to stockholders.

      ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid and, therefore, the Company has limited ability to vary its portfolio quickly in response to changes in economic or other conditions. In addition, the prohibition in the Code on REITs holding property for sale and related regulations may affect the Company's ability to sell properties without adversely affecting distributions to stockholders. A significant number of the Company's properties acquired using Units restrict the Company's ability to sell such properties in transactions which would create currrent taxable income to the former owners.

      COMPLIANCE  WITH  LAWS  AND   REGULATIONS.   Many  laws  and  governmental
regulations are applicable to the Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requires removal of structural barriers to handicapped access in certain public areas of the Properties, where such removal is "readily achievable." The ADA does not, however, consider residential properties, such as apartment communities, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. A number of additional federal, state and local laws exist which also may require modifications to the Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants. Although management believes that the Properties are substantially in compliance with present requirements, the Company may incur additional costs in complying with the ADA for both existing properties and properties acquired in the future. The Company believes that the Properties that are subject to the FHAA are in compliance with such laws.

      Under the federal Fair Housing Act and state fair housing laws, discrimination on the basis of certain protected classes is prohibited. The Company has a policy against any kind of discriminatory behavior and trains its employees to avoid discrimination or the appearance of discrimination. There is no assurance, however, that an employee will not violate the Company's policy against discrimination and violate the fair housing laws. Such a violation could subject the Company to legal action and the possible awards of damages.


      Under various laws, ordinances and regulations relating to the protection of the environment, a current or previous owner or operator of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on, under or in the property. These laws often impose liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of such substances. The presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to rent or sell the property or use the property as collateral. Independent environmental consultants conducted "Phase I" environmental audits (which involve visual inspection but not soil or groundwater analysis) of substantially all of the Properties owned by the Company prior to their acquisition by the Company. The Phase I audit reports did not reveal any significant issues of environmental concern, nor is the Company aware of any environmental liability that management believes would have a material adverse effect on the Company. There is no assurance that Phase I reports would reveal all environmental liabilities or that environmental conditions not known to the Company may exist now or in the future on existing properties or those subsequently acquired which would result in liability to the Company for remediation or fines, either under existing laws and regulations or future changes to such requirements.

      If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make expected distributions could be adversely affected.

      COMPETITION.  The Company plans to continue to
acquire additional multifamily residential properties in the Northeast, Mid-Atlantic and Midwest regions of the United States. There are a number of multifamily developers and other real estate companies that compete with the Company in seeking properties for acquisition, prospective residents and land for development. Most of the Company's Properties are in developed areas where there are other properties of the same type. Competition from other properties may affect the Company's ability to attract and retain residents, to increase rental rates and to minimize expenses of operation. Virtually all of the leases for the Properties are short-term leases (i.e., one year or less).

      UNINSURED LOSSES. Certain extraordinary losses may not be covered by the Company's comprehensive liability, fire, extended and rental loss insurance. If an uninsured loss occurred, the Company could lose its investment in and cash flow from the affected Property (but would be required to repay any indebtedness secured by that Property and related taxes and other charges).


LIMITS ON OWNERSHIP


      OWNERSHIP LIMIT. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of its taxable year. The Company has limited ownership of the issued and outstanding shares of Common
Stock by any single stockholder to 8.0% of the outstanding shares. Shares of Common Stock held by certain entities, such as qualified pension plans, are treated as if the beneficial owners of such entities were the holders of the Common Stock. Norman and Nelson Leenhouts will be permitted to acquire additional shares, except to the extent that such acquisition results in 50% or more in value of the outstanding Common Stock of the Company being owned, directly or indirectly, by five or fewer individuals. These restrictions can be waived by the Board of Directors if it were satisfied, based upon the advice of tax counsel or otherwise, that such action would be in the best interests of the
Company. Shares acquired or transferred in breach of the limitation may be redeemed by the Company for the lesser of the price paid or the average closing price for the ten trading days immediately preceding redemption or may be sold at the direction of the Company. A transfer of Shares to a person who, as a result of the transfer, violates the ownership limit will be void and the Shares will automatically be converted into shares of "Excess Stock", which is subject to a number of limitations. See "Description of Capital Stock -- Restrictions on Transfer" for additional information regarding the ownership limits.

CHANGE OF CONTROL

      The   Articles  of   Amendment   and   Restatement   of  the  Articles  of
Incorporation, as amended, (the "Articles of Incorporation") authorize the Board of Directors to issue up to a total of fifty million shares of Common Stock and ten million shares of preferred stock and to establish the rights and preferences of any shares issued. No shares of preferred stock are currently issued or outstanding. Further, under the Articles of Incorporation, the stockholders do not have cumulative voting rights.

      The percentage ownership limit, the issuance of preferred stock in the future and the absence of cumulative voting rights could have the effect of (i) delaying or preventing a change of control of the Company even if a change in control were in stockholders' interest; (ii) deterring tender offers for the Common Stock that may be beneficial to the stockholders; or (iii) limiting the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor attempted to assemble a block of Shares in excess of the percentage ownership limit or otherwise to effect a change of control of the Company.

POTENTIAL CONFLICTS OF INTEREST

      Unlike persons acquiring Common Stock, the Company's executive officers own most of their interest in the Company through Units. As a result of their status as holders of Units, the executive officers and other limited partners may have interests that conflict with stockholders with respect to business decisions affecting the Company and the Operating Partnership. In particular, certain executive officers may suffer different or more adverse tax consequence than the Company upon the sale or refinancing of some of the Properties as a result of unrealized gain attributable to certain Properties. Thus, executive officers and the stockholders may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of Properties. In addition, executive officers of the Company, as limited partners of the Operating Partnership, have the right to approve certain fundamental transactions such as the sale of all or substantially all of the assets of the Operating Partnership, merger or consolidation or dissolution of the Operating Partnership and certain amendments to the Operating Partnership Agreement.

      The  Company  manages  multifamily   residential  properties  through  the
Operating Partnership and commercial and development properties and certain multifamily residential properties not owned by the Company through the Management Companies. As a result, officers of the Company will devote a significant portion of their business time and efforts to the management of properties not owned by the Company.

      Some officers of the Company have a significant interest in certain of the managed properties as the only stockholders of the general partners of the partnerships that own such managed properties and as holders of other ownership interests. Accordingly, such officers will have conflicts of interest between their fiduciary obligations to the partnerships that own such managed properties and their fiduciary obligations as officers and directors of the Company, particularly with respect to the enforcement of the management contracts and timing of the sale of the managed properties.

      In order to comply with technical requirements of the Code pertaining to the qualification of REITs, the Operating Partnership owns all of the outstanding non-voting common stock (990 shares) of one of the Management Companies, Home Properties Management, Inc., and Norman and Nelson Leenhouts own all of the outstanding voting common stock (10 shares). The Operating Partnership also owns all of the outstanding non-voting common stock (891 shares) of the other Management Company, Conifer Realty Corporation, and Norman and Nelson Leenhouts and Richard Crossed own all of the outstanding voting common stock (9 shares). As a result, although the Company will receive substantially all of the economic benefits of the business carried on by the Management Companies through the Company's right to receive dividends, the Company will not be able to elect directors and officers of the Management Companies and, therefore, the Company's ability to cause dividends to be declared or paid or influence the day-to-day operations of the Management Companies will be limited. Furthermore, although the Company will receive a management fee for managing the managed properties, this fee has not been negotiated at arm's length and may not represent a fair price for the services rendered.


SHARES AVAILABLE FOR FUTURE SALE

      Sales of substantial amounts of shares of Common Stock in the public market or the perception that such sales might occur could adversely affect the market price of the Common Stock. The Operating Partnership has issued an aggregate of 8,989,512 Units through April 30, 1998 to persons other than the Company which may be exchanged on a one-for-one basis for shares of Common Stock under certain circumstances. The Operating Partnership has also issued a Class A Interest which is presently convertible into 1,666,667 shares of Common Stock (which number will be adjusted under certain circumstances to prevent such interest from being diluted). In addition, as of April 30, 1998, the Company has granted options to purchase an aggregate of 836,102 shares of Common Stock to certain directors, officers and employees of the Company.

      All of the shares of Common Stock issuable upon the exchange of Units or the exercise of options will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be transferred unless they are registered under the Securities Act or are otherwise transferrable under Rule
144. The Company has filed or expects to file registration statements with respect to such shares of Common Stock, thereby allowing shares issuable under the Company's stock benefit plans and in exchange for Units to be transferred or resold without restriction under the Securities Act, unless held by directors, executive officers or other affiliates of the Company.

                          RATIO OF EARNINGS TO FIXED CHARGES
                                                           Original Properties*
                                                         -----------------------
   Year Ended    Year Ended    Year Ended   August 4-    January 1-   Year Ended
   December 31,  December 31,  December 31, December 31, August 3     December 31,
  ------------- ------------- ------------- ------------ ------------ ------------
    1997           1996          1995         1994         1994           1993

    2.06           1.52          1.68         2.77         1.23           1.33

------
*Original Properties is not a legal entity but rather a combination of twelve entities which were owned by the predecessor corporation and its affiliates prior the Company's initial public offering.

For purposes of computing the ratio of earnings to combined fixed charges, "earnings" consists of income from operations before Federal income taxes and fixed charges. "Fixed charges" consists of interest expense, capitalized interest, amortization of debt expense, such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case and preferred stock dividend requirements.

                                USE OF PROCEEDS



      Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for the acquisition of multifamily residential properties as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio, payment of development costs for new multifamily residential properties, the repayment of certain indebtedness outstanding at such time and general corporate purposes.


                         DESCRIPTION OF CAPITAL STOCK

GENERAL

      The authorized capital stock of the Company consists of 50 million shares of Common Stock, par value $.01 per share ("Common Stock"), 10 million shares of excess stock ("Excess Stock"), par value $.01 per share, and 10 million shares of preferred stock ("Preferred Stock"), par value $.01 per share. The following summary description of the Common Stock, the Preferred Stock and the Common Stock Purchase Rights or Warrants and Debt Securities sets forth certain general terms and conditions of the capital stock of the Company to which any Prospectus Supplement may relate. The descriptions below do not purport to be complete and are qualified entirely by reference to the Company's Articles of Incorporation, as amended, any certificate of designations with respect to Preferred Stock and any applicable Prospectus Supplement.

COMMON STOCK

      All shares of Common Stock offered will be duly authorized, fully paid, and nonassessable. Holders of the Common Stock will have no conversion, redemption, sinking fund or preemptive rights; however, shares of Common Stock will automatically convert into shares of Excess Stock as described below. Under the Maryland General Corporation Law ("MGCL"), stockholders are generally not liable for the Company's' debts or obligations, and the holders of shares will not be liable for further calls or assessments by the Company. Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock described below, all shares of Common Stock have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights.

      Subject to the right of any holders of Preferred Stock to receive preferential distributions, the holders of the shares of Common Stock will be entitled to receive distributions in the form of dividends if and when declared by the Board of Directors of the Company out of funds legally available therefor, and, upon liquidation of the Company, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company, including debts and liabilities arising out of its status of general partner of the Operating Partnership, and any liquidation preference of issued and outstanding Preferred Stock. the Company intends to continue paying quarterly distributions.

      The holder of each outstanding share of Common Stock will be entitled to one vote on all matters presented to stockholders for a vote, subject to the provisions of the Company's' Articles of Incorporation regarding Excess Stock described below. As described below, the Board of Directors of the Company may, in the future, grant holders of one or more series of Preferred Stock the right to vote with respect to certain matters when it fixes the attributes of such series of Preferred Stock. Pursuant to the MGCL, the Company cannot dissolve, amend its charter, merge with another entity, sell all or substantially all its assets, engage in a share exchange or engage in similar transactions unless such action is approved by stockholders holding a majority of the outstanding shares entitled to vote on such matter. In addition, the Second Amended and Restated Partnership Agreement of the Operating Partnership, as amended (the "Partnership Agreement") requires that any merger or sale of all or substantially all of the assets of Operating Partnership be approved by partners holding a majority of the outstanding Units, excluding Operating Partnership Units held by the Company. The Company's Articles of Incorporation provide that its Bylaws may be amended by its Board of Directors.

      The holder of each outstanding share of Common Stock will be entitled to one vote in the election of directors who serve for terms of one year. Holders of the shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares entitled to vote in the election of directors will be able to elect all of the directors. Directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors. The State Treasurer of the State of Michigan, as custodian of various public employee retirement systems (the "Michigan Retirement System"), owns the Class A interest in the Operating Partnership which is, under certain circumstances, convertible into 1,666,667 shares of Common Stock (subject to adjustment).
Under the purchase agreement with respect to that Class A interest, the Michigan Retirement System has the right to nominate one person to stand for election to the Company's Board of Directors. If the preferred return on the Class A interest is not paid by the Operating Partnership, the Michigan Retirement System may nominate additional directors.

PREFERRED STOCK

      Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. The Board of Directors will fix the attributes of any Preferred Stock that it authorizes for issuance. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

      The applicable Prospectus Supplement will describe specific terms of the shares of Preferred Stock offered thereby, including, among other things: (i) the title or designation of the series of Preferred Stock; (ii) the number of shares of the series of Preferred Stock offered, the liquidation preference per share and the offering price of the Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the Preferred Stock; (iv) the date from which dividends on such Preferred Stock shall accumulate, if at all; (v) any restrictions on the issuance of shares of the same series or of any other class or series; (vi) the provision for a sinking fund, if any, for such Preferred Stock; (vii) the provision for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof); (x) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock, including any voting rights; (xi) a discussion of federal income tax considerations applicable to such Preferred Stock; (xii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xiii) any limitations on issuance of any series of Preferred Stock, ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding of the affairs of the Company; and (xiv) any limitations on direct or beneficial ownership and restriction on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and to all other equity securities ranking junior to such Preferred Stock, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock, and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any shares of Common Stock, any Excess Shares or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such shares of Preferred Stock do not have cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such shares of Preferred Stock in the distribution of assets, then the holders of such shares of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

COMMON STOCK PURCHASE RIGHTS

      The applicable Prospectus Supplement will describe the specific terms of any rights or warrants to purchase Common Stock offered thereby, including, among other things: the duration, offering price and exercise price of the Common Stock Purchase Rights and any provisions for the reallocation of Purchase Rights not initially subscribed. The Prospectus Supplement will describe the persons to whom the Common Stock Purchase Rights will be issued (the Company's stockholders, the general public or others) and any conditions to the offer and sale of the Common Stock Purchase Rights offered thereby.

RESTRICTIONS ON TRANSFER

      Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of capital stock that stockholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year. The capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to continue to qualify as a REIT, its Articles of Incorporation contain restrictions on the ownership and transfer of shares of its capital stock intended to ensure compliance with these requirements.

      Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.0% (the "Ownership Limit") of the value of the issued and outstanding shares of capital stock of the Company. Certain entities, such as qualified pension plans, are treated as if their beneficial owners were the holders of the Common Stock held by such entities. Stockholders ("Existing Holders") whose holdings exceeded the Ownership Limit immediately after the Company's initial public offering of its Common Stock, assuming that all Units of the Operating Partnership are counted as shares of Common Stock, are permitted to continue to hold the number of shares they held on such date and may acquire additional shares of capital stock upon (i) the exchange of Units for Shares, (ii) the exercise of stock options or receipt of grants of shares of capital stock pursuant to a stock benefit plan, (iii) the acquisition of shares of capital stock pursuant to a dividend reinvestment plan, (iv) the transfer of shares of capital stock from another Existing Holder or the estate of an Existing Holder by devise, gift or otherwise, or (v) the foreclosure on a pledge of shares of capital stock; provided, no such acquisition may cause any Existing Holder to own, directly or by attribution, more than 17.5% (the "Existing Holder Limit") of the issued and outstanding Shares, subject to certain additional restrictions. The Board of Directors of the Company may increase or decrease the Ownership Limit and Existing Holder Limit from time to time, but may not do so to the extent that after giving effect to such increase or decrease (i) five beneficial owners of Shares could beneficially own in the aggregate more than 49.5% of the aggregate value of the outstanding capital stock of the Company or
(ii) any beneficial owner of capital stock would violate the Ownership Limit or Existing Holder Limit as a result of a decrease. The Board of Directors may waive the Ownership Limit or the Existing Holder Limit with respect to a holder if such holder provides evidence acceptable to the Board of Directors that such holder's ownership will not jeopardize the Company's status as a REIT.

      Any transfer of outstanding capital stock of the Company ("Outstanding Stock") that would (i) cause any holder, directly or by attribution, to own capital stock having a value in excess of the Ownership Limit or Existing Holder Limit, (ii) result in shares of capital stock other than Excess Stock, if any, to be owned by fewer than 100 persons, (iii) result in the Company being closely held within the meaning of section 856(h) of the Code, or (iv) otherwise prevent the Company from satisfying any criteria necessary for it to qualify as a REIT, is null and void, and the purported transferee acquires no rights to such Outstanding Stock.

      Outstanding Stock owned by or attributable to a stockholder or shares of Outstanding Stock purportedly transferred to a stockholder which cause such stockholder or any other stockholder to own shares of capital stock in excess of the Ownership Limit or Existing Holder Limit will automatically convert into shares of Excess Stock. Such Excess Stock will be transferred by operation of law to a separate trust, with the Company acting as trustee, for the exclusive benefit of the person or persons to whom such Outstanding Stock may be ultimately transferred without violating the Ownership Limit or Existing Holder Limit. Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. While the Excess Stock is held in trust, it will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and will not be entitled to participate in dividends or other distributions. Any record owner or purported transferee of Outstanding Stock which has converted into Excess Stock (the "Excess Holder") who receives a dividend or distribution prior to the discovery by the Company that such Outstanding Stock has been converted into Excess Stock must repay such dividend or distribution upon demand. While Excess Stock is held in trust, the Company will have the right to purchase it from the trust for the lesser of (i) the price paid for the Outstanding Stock which converted into Excess Stock by the Excess Holder (or the market value of the Outstanding Stock on the date of conversion if no consideration was given for the Outstanding Stock) or (ii) the market price of shares of capital stock equivalent to the Outstanding Stock which converted into Excess Stock (as determined in the manner set forth in the Articles of Incorporation) on the date the Company exercises its option to purchase. The Company must exercise this right within the 90-day period beginning on the date on which it receives written notice of the transfer or other event resulting in the conversion of Outstanding Stock into Excess Stock. Upon the liquidation of the Company, distributions will be made with respect to such Excess Stock as if it consisted of the Outstanding Stock from which it was converted.

      Any Excess Holder, with respect to each trust created upon the conversion of Outstanding Stock into Excess Stock, may designate any individual as a beneficiary of such trust; provided, such person would be permitted to own the Outstanding Stock which converted into the Excess Stock held by the trust under the Ownership Limit or Existing Holder Limit and the consideration paid to such Excess Holder in exchange for designating such person as the beneficiary is not in excess of the price paid for the Outstanding Stock which converted into Excess Stock by the Excess Holder (or the market value of the Outstanding Stock on the date of conversion if no consideration was given for the Outstanding Stock). The Company's redemption right must have expired or been waived prior to such designation. Immediately upon the designation of a permitted beneficiary, the Excess Stock, if any, will automatically convert into shares of the Outstanding Stock from which it was converted and the Company as trustee of the trust will transfer such shares, if any, and any proceeds from redemption or liquidation to the beneficiary.

      If the restrictions on ownership and transfer, conversion provisions or trust arrangements in the Company's Articles of Incorporation are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Excess Holder of any Outstanding Stock that would have converted into shares of Excess Stock if the conversion provisions of the Articles of Incorporation were enforceable and valid shall be deemed to have acted as an agent on behalf of the Company in acquiring such Outstanding Stock and to hold such Outstanding Stock on behalf of the Company unless the Company waives its right to this remedy.

      The foregoing ownership and transfer limitations may have the effect of precluding acquisition of control of the Company without the consent of its Board of Directors. All certificates representing shares of capital stock will bear a legend referring to the restrictions described above. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines, and the stockholders concur, that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Approval of the limited partners of the Operating Partnership to terminate REIT status is also required.

      Ownership Reports. Every owner of more than 5% of the issued and outstanding shares of capital stock of the Company must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than January 31 of each year. In addition, each stockholder shall, upon demand, be required to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and attributed ownership of shares of capital stock on the Company's status as a REIT or to comply with any requirements of any taxing authority or other governmental agency.

CERTAIN OTHER PROVISIONS OF MARYLAND LAW AND CHARTER DOCUMENTS

     THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN PROVISIONS OF MGCL AND THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ARTICLES OF INCORPORATION AND BYLAWS, COPIES OF WHICH ARE FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS CONSTITUTES A PART. SEE "ADDITIONAL INFORMATION."

      Limitation of Liability and Indemnification. The Articles of Incorporation and Bylaws limit the liability of directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by the MGCL and require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the MGCL.

      Business Combinations. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, in addition to any other required vote, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation (other than voting stock held by the Interested Stockholder who will, or whose affiliate will, be a party to the business combination or by an affiliate or associate of the Interested Stockholder) voting together as a single voting group. The extraordinary voting provisions do not apply if, among other things, the corporation's stockholders receive a price for their shares determined in accordance with the MGCL and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Articles of Incorporation of the Company contain a provision exempting from these provisions of the MGCL any business combination involving the Leenhoutses (or their affiliates) or any other person acting in concert or as a group with any of the foregoing persons.

      Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter other than "interested shares" (shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: an "acquiring person," an officer of the corporation or an employee of the corporation who is also a director). "Control shares" are shares of stock which, if aggregated with all other such shares of stock owned by the acquiring person, or in respect of which such person is entitled to exercise or direct the exercise of voting power of shares of stock of the corporation in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

      A person who has made or proposes to make a control share acquisition, under certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares upon delivery of an acquiring person statement containing certain information required by the MGCL, including a representation that the acquiring person has the financial capacity to make the proposed control share acquisition, and a written undertaking to pay the corporation's expenses of the special meeting (other than the expenses of those opposing approval of the voting rights). If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or, if a stockholder meeting is held, as of the date of the meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting before the control share acquisition and the acquiring person becomes entitled to exercise or direct the exercise of a majority or more of all voting power, all other stockholders may exercise rights of objecting stockholders under Maryland law to receive the fair value of their Shares. The fair value of the Shares for such purposes may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of objecting stockholders' rights do not apply in the context of a control share acquisition.

      The Articles of Incorporation contain a provision exempting from the control share acquisition statute any and all acquisitions to the extent that such acquisitions would not violate the Ownership Limit or Existing Owner Limit. There can be no assurance that such provision will not be amended or eliminated at any point in the future.




                        DESCRIPTION OF DEBT SECURITIES

      The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

      The Debt Securities are to be issued in one or more series under an Indenture, a copy of which is incorporated as an Exhibit to the Registration Statement of which this Prospectus forms a part, as amended or supplemented by one or more supplemental indentures (the "Indenture"), to be entered into between the Company and a financial institution as Trustee (the "Trustee").
The statements herein relating to the Debt Securities and the Indenture are summaries and are subject to the detailed provisions of the applicable Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus.


GENERAL

      The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder, nor does it limit the incurrence or issuance of other secured or unsecured debt of the Company.

      The Debt Securities will be unsecured general obligations of the Company and will rank with all other unsecured and unsubordinated obligations of the Company as described in the applicable Prospectus Supplement. The Indenture provides that the Debt Securities may be issued from time to time in one or more series. The Company may authorize the issuance and provide for the terms of a series of Debt Securities pursuant to a supplemental indenture.

      Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities being offered thereby for the terms of such Debt Securities, including, where applicable: (1) the specific designation of such Debt Securities; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of and premium, if any, on such Debt Securities will mature or the method of determining such date or dates; (4) the rate or rates (which may be fixed, variable or zero) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined; (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor; (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (9) the denominations in which such Debt Securities are authorized to be issued; (10) the currency or currency unit for which Debt Securities may be purchased or in which Debt Securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and whether the Company or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable; (11) if the amount of payments of principal of and premium, if any, or any interest, if any, on such Debt Securities may be determined with reference to an index based on a currency or currencies other than that in which such Debt Securities are stated to be payable, the manner in which such amount shall be determined; (12) if the amount of payments of principal of and premium, if any, or interest, if any, on such Debt Securities may be determined with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which such amount shall be determined; (13) if other than the entire principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (14) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (15) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities; (16) the application, if any, of such means of defeasance as may be specified for such Debt Securities; and (17) any other special terms pertaining to such Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

      Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued only in fully registered form without coupons. Unless the Prospectus Supplement relating thereto specifies otherwise, Debt Securities will be denominated in U.S. dollars and will be issued only in denominations of U.S. $1,000 and any integral multiple thereof.

      Debt Securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

      If the amount of payments of principal of and premium, if any, or any interest on Debt Securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such Debt Securities and such index or formula and securities or commodities will be described in the applicable Prospectus Supplement.

      If the principal of and premium, if any, or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the applicable Prospectus Supplement.

      The Prospectus Supplement, with respect to any particular series of Debt Securities being offered thereby which provide for optional redemption, prepayment or conversion of such Debt Securities on the occurrence of certain event, such as a change of control of the Company, will provide: (1) a discussion of the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as any possible adverse effect on the market price of the Company's securities or the ability to obtain additional financing in the future; (2) a statement the Company will comply with any applicable provisions of the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other applicable securities laws in connection with any optional redemption, prepayment or conversion provisions and any related offers by the Company (including, if such Debt Securities are convertible, Rule 13e-4); (3) a disclosure of any cross-defaults in other indebtedness which may result as a consequence of the occurrence of certain events so that the payments on such Debt Securities would be effectively subordinated; (4) a disclosure of effect of any failure to repurchase under the applicable Indenture, including in the event of a change of control of the Company; (5) a disclosure of any risk that sufficient funds may not be available at the time of any event resulting in a repurchase obligation; and (6) a discussion of any definition of "change of control" contained in the applicable Indenture.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

      Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at the office or agency of the Company maintained for that purpose as the Company may designate from time to time, except that, at the option of the Company, interest payments, if any, on Debt Securities in registered form may be made by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest.

      Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time. Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.

CONSOLIDATION, MERGER OR SALE BY THE COMPANY

      Under the terms of the Indenture, the Company shall not be consolidated with or merge into any other corporation or transfer or lease its assets substantially as an entirety, unless (i) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is organized in the United States and expressly assumes all of the obligations of the Company under the Debt Securities and all Indentures and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. Upon any such consolidation, merger or transfer, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale is made shall succeed to, and be substituted for the Company under the Indenture.

      The Indenture contains no covenants or other specific provisions to afford protection to holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described above. Such covenants or provisions are not subject to waiver by the Company's Board of Directors without the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected by the waiver as described under "Modification of the Indenture" below.

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

      The Indenture provides that, if an Event of Default specified therein occurs with respect to the Debt Securities of any series and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding Debt Securities of that series, by written notice to the Company (and to the Trustee for such series, if notice is given by such holders of Debt Securities), may declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount specified in the Prospectus Supplement) and accrued interest on all the Debt Securities of that series to be immediately due and payable.

      The Indenture provides that the Trustee will, subject to certain exceptions, within a specified number of days after the occurrence of a Default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived. "Default" means any event which is or after notice or passage of time or both, would be an Event of Default.

      The Indenture provides that the holders of a majority in aggregate principal amount of the Debt Securities of each series affected (with each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee.

      The Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to the Company's compliance with all conditions and covenants of the Indenture.

      The holders of a majority in aggregate principal amount of any series of Debt Securities by notice to the Trustee may waive on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences, except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security or a provision of the Indenture which cannot be amended without the consent of the holder of each Outstanding Security of such series adversely affected.

MODIFICATION OF THE INDENTURE

      The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by a successor to the Company; (ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add or change any provisions to such extent as necessary to permit or facilitate the issuance of Debt Securities in book entry form or, if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States; (v) to change or eliminate any provision affecting Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities; (viii) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision thereof, provided that such action does not adversely affect the interests of any holder of Debt Securities of any series; (ix) to make provision with respect to the conversion rights of holders of Debt Securities; or (x) to conform to any mandatory provisions of law.

      The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities affected by such supplemental indenture (with the Debt Securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holder of each Debt Security so affected, (i) change the time for payment of principal or premium, if any, or interest on any Debt Security; (ii) reduce the principal of, or any installment of principal of, or premium, if any, or interest on any Debt Security, or change the manner in which the amount of any of the foregoing is determined; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount Security; (v) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby, the consent of whose holders is required for modification or amendment of the Indenture or for waiver or compliance with certain provisions of the Indenture or for waiver of certain defaults; (vi) make any change which adversely affects the right to convert convertible Debt Securities or decrease the conversion rate or increase the conversion price; or (vii) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions.

DEFEASANCE

      If so described in the Prospectus Supplement relating to Debt Securities of a specific series, the Company may discharge its indebtedness and its obligations or terminate certain of its obligations and covenants under the Indenture with respect to the Debt Securities of such series by depositing funds or obligations issued or guaranteed by the United States government with the Trustee. The Prospectus Supplement will more fully describe the provisions, if any, relating to such discharge or termination of obligations.

THE TRUSTEE

      The Prospectus Supplement will identify the Trustee under the applicable Indenture. The Company may also maintain banking and other commercial relationships with any Trustee and its affiliates in the ordinary course of business.

                     FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

      The following is a general summary of certain federal income tax considerations that may be relevant to a prospective holder of shares of Common Stock. Any Prospectus Supplement which relates to a series of Preferred Stock or of Debt Securities will set forth the federal income tax consequences of that Preferred Stock to a prospective holder. Nixon, Hargrave, Devans & Doyle LLP has acted as tax counsel to the Company in connection with its formation and its election to be taxed as a REIT, has reviewed the following discussion and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a holder of Shares. The following discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or foreign tax considerations. This discussion does not address all of the aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States).

      This discussion contains a general summary of certain Code sections that govern the federal income tax treatment of a REIT and its stockholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively. The Company has not sought or obtained any ruling from the Internal Revenue Service or any opinions of counsel specifically related to the tax matters described below.

      EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF COMMON STOCK AND THE ELECTION BY THE COMPANY TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

      The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1994. The Company believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated or will operate in a manner so as to qualify or remain qualified as a REIT.

      In the opinion of Nixon, Hargrave, Devans & Doyle LLP, commencing with the Company's taxable year ending December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on certain assumptions and is conditioned upon certain representations made by the Company as to certain factual matters relating to the Company's organization, manner of operation, income and assets. Nixon, Hargrave, Devans & Doyle LLP is not aware of any facts or circumstances that are inconsistent with these assumptions and representations. the Company's qualification and taxation as a REIT will depend upon satisfaction of the requirements necessary to be classified as a REIT, discussed below, on a continuing basis. Nixon, Hargrave, Devans & Doyle LLP will not review compliance with these tests on a continuing basis. Therefore, no assurance can be given that the Company will satisfy such tests on a continuing basis. See "- Requirements for Qualification - FAILURE TO QUALIFY" below.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise on default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed in "Requirements for Qualification - INCOME TESTS" below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company disposes of any asset acquired from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in" gain (i.e., the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the tax on "built-in-gain" assume that the Company will elect pursuant to IRS Notice 88-19 to be subject to the rules described in the preceding sentence if it were to make any such acquisition.


REQUIREMENTS FOR QUALIFICATION.

      GENERALLY. To qualify as a REIT, an entity must be a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities);
(7)  that  makes an  election  to be a REIT (or has  made  such  election  for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; and (8) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Electing REIT treatment requires that the entity adopt a calendar year accounting period.

      The Company satisfies the requirements set forth above. In addition, the Company's Articles of Incorporation provide restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Capital Stock -- Restrictions on Transfer."

      In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the partnerships, if any, in which the Operating Partnership will have an interest will be treated as assets, liabilities and items of the Company for purposes of applying the requirements described herein.

      INCOME TESTS. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

      Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. Second, the Code provides that rents received from a resident will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only (such as furnishing water, heat, light and air conditioning, and cleaning windows, public entrances and lobbies) and are not otherwise considered "rendered to the occupant." However, all of the rental income derived by the Company with respect to a property will not cease to qualify as "rents from real property" if any impermissible tenant services income from such property (which is deemed to be an amount that is no less than 150% of the Company's direct costs of furnishing or rendering the service or providing the management or operation) does not exceed 1% of all amounts received or accrued during the taxable year directly or indirectly by the Company with respect to such property.

      REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expense directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat such property as foreclosure property. The Company does not anticipate that it will receive significant income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if election to treat the related property as foreclosure property.

      If property is not eligible for the election to be treated as foreclosure property ("Ineligible Property") because the related loan was acquired by the REIT at a time when default was imminent or anticipated, income received with respect to such Ineligible Property may not be qualifying income for purposes of receives with respect to Ineligible Property will be qualifying income for purposes of the 75% and 95% gross income tests.

      It is expected that the Company's real estate investments will continue to give rise to income that will enable it to satisfy all of the income tests described above. Substantially all of the Company's income will be derived from its interest in the Operating Partnership, which will, for the most part, qualify as "rents from real property" for purposes of the 75% and the 95% gross income tests.

      The Operating Partnership does not and does not anticipate charging more than a de minimis amount of rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above). The Operating Partnership does not anticipate receiving rents in excess of a de minimis amount from Related Party Tenants. The Operating Partnership does not anticipate holding a lease on any property in which rents attributable to personal property constitute greater than 15% of the total rents received under the lease. Neither the Company nor the Operating Partnership will knowingly directly perform services considered to be rendered to the occupant of property. The Operating Partnership will perform all development, construction and leasing services for, and will operate and manage, the properties owned by it directly without using an "independent contractor." Management believes that the only material services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. The Company does not anticipate that the Operating Partnership will provide services that might be considered rendered primarily for the convenience of the occupants of the property.

      The Operating Partnership owns all of the non-voting common stock of the Management Companies, corporations that are taxable as regular corporations. The Management Companies will perform management, development, construction and leasing services for certain properties not owned by the Company. The income earned by and taxed to the Management Companies would be nonqualifying income if earned by the Company through the Operating Partnership. As a result of the corporate structure, the income will be earned by and taxed to the Management Companies and will be received by the Operating Partnership only indirectly as dividends that qualify under the 95% test.

      To the extent the Operating Partnership does not immediately use the proceeds of the Offering, these funds will be invested in interest-bearing accounts and short-term, interest-bearing securities. The interest income earned on those funds is expected to be includible under the 75% test as "qualified temporary investment income" (which includes income earned on stock or debt instruments acquired with the proceeds of a stock offering, not including amounts received under a dividend reinvestment plan). Qualified temporary investment income treatment only applies during the one-year period beginning on the date the Company receives the new capital.

      If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "GENERALLY," even if these relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test.

      Although not an income test for REIT qualification, the "prohibited transaction" penalty tax is imposed on certain types of REIT income. As discussed below, any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of its trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.

     ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash and cash items (including certain receivables) and government securities. For this purpose real estate assets include (i) the Company's allocable share of real estate assets held by the Operating Partnership and partnerships in which the Operating Partnership owns an interest or held by "qualified REIT subsidiaries" of the Company and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five-year) debt offering of the Company.

      For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). An "interest in real property" also generally includes an interest in mortgage loans secured by controlling equity interests in entities treated as partnerships for federal income tax purposes that own real property, to the extent that the principal balance of the mortgage does not exceed the fair market value of the real property that is allocable to the equity interest.

      The second asset test requires that, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its interests in the Operating Partnership, the Trust, any other interests in any qualified REIT subsidiary or in any other entity that is disregarded as a separate entity under Treasury Regulations dealing with entity classification). The 1998 Budget Proposal would prohibit REITs from holding stock possessing more than 10% of the vote or value of all classes of stock of a corporation. This proposal would be effective with respect to stock acquired on or after the date of first committee action. In addition, to the extent that a REIT's stock ownership is grandfathered by virtue of this effective date, that grandfathered status will terminate if the subsidiary corporation engages in a trade or business that is not engaged in on the date of first committee action or acquires substantial new assets on or after such date. Reference to these provisions was excluded from the final language included in the U.S. Senate Budget Committee's proposal for the 1998 budget, but it still could be included in any number of steps required for final budget approval.

The Company anticipates that it will continue to be able to comply with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership and should be considered to hold its proportionate share of all assets deemed owned by the Operating Partnership through its ownership of partnership interests in other partnerships. As a result, the Company plans to hold more than 75% of its assets as real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary, nor securities of any one issuer exceeding 5% of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles). As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.



      The Operating Partnership owns all of the nonvoting common stock of the Management Companies. The Operating Partnership does not own any of the voting securities of the Management Companies. Management believes that the Company's interest in the securities of the Management Companies through the Operating Partnership does not exceed 5% of the total value of the Company's assets. No independent appraisals have been obtained. Counsel, in rendering its opinion as to the qualification of the Company as a REIT, is relying on the conclusions of management regarding the value of such securities of the Management Companies.

      After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

OPERATING PARTNERSHIP

      In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests described below.

      ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to avoid corporate income taxation of the earnings that it distributes, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (b) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

      To the extent that the Company does not distribute of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. The Company may elect, however, to pay the tax on its undistributed long-term capital gains on behalf of its stockholders, in which case the stockholders would include in income their proportionate share of the undistributed long-term capital gains and receive a credit or refund for their share of the tax paid by the Company.

      Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductable excise tax on the excess of such required distribution over the amounts actually distributed (apparently regardless of whether the Company elects (as described above) to pay the capital gains tax on undistributed capital gains).

      The Company intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

      Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the Service based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

     Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding stock. The Company intends to comply with such requirements. A REIT's failure to comply with such requirements would result in a monetary fine imposed on such REIT. However, no penalty would be imposed if such failure is due to reasonable cause and not to willful neglect.

      FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, distributions to stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible to claim the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. If is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.



TAXATION OF STOCKHOLDERS

      TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. As used herein, the term "U.S. Stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity taxable as such created or organized in or under the laws of the United States or of any State (including the District of Columbia), (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes, regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

     Distributions that are properly designated by the Company as capital gain dividends are subject to special treatment. According to a notice published by the Service, until further guidance is issued, if the Company designates a dividend as a capital gain dividend, it may also designate the dividend as (i) a 20% rate gain distribution, (ii) an unrecaptured Section 1250 gain distribution (25% rate) or (iii) a 28% rate gain distribution. The maximum amount which may be designated in each class of capital gain dividends is determined by treating the Company as an individual with capital gains that may be subject to the maximum 20% rate, the maximum 25% rate, and the maximum 28% rate. If the Company does not designate all or part of a capital gain dividend as within such classes, the undesignated portion will be considered as a 28% rate gain distribution. Such designations are binding on each stockholder, without regard to the period for which the stockholder has held its Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock had been held for one year or less), assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which a stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such), however, will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

     CAPITAL GAINS AND LOSSES. A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6% and the tax rate on long-term capital gains applicable to non-corporate taxpayers is 28% for sales and exchanges of assets held for more than one year but not more than eighteen months, and 20% for sales and exchanges of assets held for more than eighteen months. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by non-corporate taxpayers. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

     Recently enacted legislation reduces the maximum rate on long-term capital gains of non-corporate taxpayers from 28% to 20% (10% for taxpayers in the 15% tax bracket). However, the reduced long-term capital gains rates are only available for sales or exchanges of capital assets held for more than 18 months. Any long-term capital gains from the sale or exchange of depreciable real property that would be subject to ordinary income taxation (i.e., "depreciation recapture") if it were treated as personal property will be subject to a maximum tax rate of 25% instead of the 20% maximum rate for gains taken into account after July 28, 1997. Also, under the legislation, for taxable years beginning after December 31, 2000 the maximum capital gains rates for assets which are held more than five years are 18% and 8% (rather than 20% and 10%). These rates will generally only apply to assets for which the holding period begins after December 31, 2000.

     The capital gains provisions in the legislation authorize the Service to issue regulations (including regulations requiring reporting) applying the provisions to any "pass-through entity" including a REIT and interests in such an entity. No assurance can be given concerning the content of any such regulations. Generally, the determination of when gain is properly taken into account will be made at the entity level.

      Distributions from the Company and gain from the disposition of shares will not ordinarily be treated as passive activity income, and therefore, stockholders generally will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) and gain from the disposition of shares generally will be treated as investment income for purposes of the investment interest limitation.

      The Company will report to its domestic stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. See "TAXATION OF FOREIGN STOCKHOLDERS" below.

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. See "ERISA CONSIDERATIONS."


TAXATION OF FOREIGN STOCKHOLDERS. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in the capital stock of the Company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.



      Distributions that are not attributable to gain from sales or exchanges by the Company of a U.S. real property interest and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder (31% if appropriate documentation evidencing such Non-U.S. Stockholders' foreign status has not been provided) unless (1) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (2) the Non-U.S. Stockholder files an Service Form 4224 with the Company claiming that the distribution is "effectively connected" income. The Treasury Department issued final regulations in October 1997 that modify the manner in which the Company complies with the withholding requirements, generally effective for distributions after December 31, 1998.

     Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, amounts in excess thereof may be withheld by the Company. However, any such excess amount withheld would be refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. Under a separate provision, the Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% (or 31%, if applicable) on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or 31%, if applicable) will be subject to withholding at a rate of 10%.

      For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.



      The Company will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (a) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current or accumulated earnings and profits. Tax treaties may reduce the Company's withholding obligations. If the amount withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution (as determined under the rules described above), the Non-U.S. Stockholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 28% maximum rate on capital gains of individuals.

      Gain recognized by a Non-U.S. Stockholder upon a sale of shares of capital stock generally will not be taxed under FIRPTA if a REIT is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares of capital stock is "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as United States stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual who was present in the U.S. will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals). A purchaser of shares of capital stock from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares are "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of shares may be required to withhold 10% of the purchase price and remit such amount to the IRS.

INCOME TAXATION OF THE OPERATING PARTNERSHIP,
THE UNDERLYING PARTNERSHIPS AND THEIR PARTNERS

      The  following   discussion   summarizes   certain   federal   income  tax
considerations   applicable  to  the  Company's   investment  in  the  Operating
Partnership.

      CLASSIFICATION OF THE OPERATING PARTNERSHIP. the Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of any partnerships in which it owns an interest) only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than an association taxable as a corporation. On December 17, 1996, the Service issued final Treasury
Regulations regarding the classification of business entities (known as the "check-the-box" rules) which changed the process for electing business tax status.

      The new Treasury Regulations, which were effective January 1, 1997, replaced the former rules for classifying business organizations with a simpler elective classification system that generally allows eligible entities to choose to be taxed as partnerships or corporations. Under the Treasury Regulations, a limited partnership which qualifies as an eligible entity will generally be allowed to choose to be taxed as a partnership or a corporation. The default classification for an existing entity is the classification that the entity claimed immediately prior to January 1, 1997. Alternatively, an eligible entity may affirmatively elect its classification. An entity's default classification continues until the entity elects to change its classification by means of an affirmative election. Because the Operating Partnership was classified as a partnership as of December 31, 1996, the Operating Partnership will be treated as a partnership for federal income tax purposes for periods after December 31, 1996 pursuant to the new Treasury Regulations. The Operating Partnership confirmed this tax treatment by electing to be treated as a partnership under the Treasury Regulations.

      The Treasury Regulations state that the Service will not challenge the prior classification of an existing eligible entity for periods before January 1, 1997 if: (1) the entity had a reasonable basis for its claimed classification;(2) the entity and all of its partners recognized the tax consequences of any change in the entity's classification within 60 months before January 1, 1997; and (3) neither the entity nor any member had been notified in writing on or before May 8, 1996, that the classification was under examination by the IRS. Requirements (2) and (3) described in this paragraph are either not relevant to, or have been satisfied by, the Operating Partnership. Accordingly, the Operating Partnership's claimed classification as a partnership for periods prior to January 1, 1997 should be respected if the Operating Partnership had a reasonable basis for such classification.

      In determining whether a reasonable basis for partnership classification existed for periods prior to January 1, 1997, it is necessary to review the former classification rules, under which an organization formed as a partnership will be treated as a partnership for federal income tax purposes rather than as a corporation only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are continuity of life, centralization of management, limited liability, and free transferability of interests.

      The Operating Partnership has not requested, nor does it intend to request, a ruling from the Service that it will be treated as a partnership for federal income tax purposes. In the opinion of Nixon, Hargrave, Devans & Doyle LLP, which is based on the provisions of the partnership agreement of the Operating Partnership and on certain factual assumptions and representations of the Company, the Operating Partnership has a reasonable basis for its claim to be classified as a partnership for federal income tax purposes and therefore should be taxed as a partnership rather than an association taxable as a corporation for periods prior to January 1, 1997. Nixon, Hargrave, Devans & Doyle LLP's opinion is not binding on the Service or the courts.

      If for any reason the Operating Partnership was taxable as a corporation rather than as a partnership for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "- Requirements for Qualification -Income Tests" and "- Requirements for
Qualification - Asset Tests." In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "- Requirements for Qualification - Annual Distribution Requirements." Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

      PARTNERS, NOT PARTNERSHIPS, SUBJECT TO TAX. A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.

      PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations may be disregarded for tax purposes under section 704(b) of the Code if they do not have substantial economic effect. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

      TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partners in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

      The partners of the Operating Partnership other than the Company (the "Contributing Partners") are deemed to have contributed general or limited partnership interests in other partnerships owning multifamily residential properties which were acquired by Operating Partnership and which may have had an adjusted tax basis which is less than the fair market value of such interests (the "Contributed Interests"). Upon the merger or dissolution of the such partnerships and the transfer of the properties to the Operating Partnership, the Contributing Partners were deemed to have contributed the portion of the properties represented by the Contributed Interests (the "Contributed Property") to the Operating Partnership, and the Operating Partnership's tax basis in the Contributed Property will be the tax basis of the Contributing Partners in the Contributed Interests. Because the Contributed Property has a Book-Tax Difference, the Operating Partnership Agreement will require allocations to be made in a manner consistent with section 704(c) of the Code.

      Under these special rules, the Contributing Partners may be allocated lower amounts of depreciation deductions for tax purposes with respect to the Contributed Property than the amount of such deductions that would be allocated to them if such Contributed Property had a tax basis equal to its fair market value at the time of contribution. In addition, in the event of the disposition of any of the Contributed Property, all income attributable to the Book-Tax Difference of such Contributed Property generally will be allocated to the Contributing Partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of the Contributed Property. These allocations will tend to eliminate the Book-Tax Differences with respect to the Contributed Property over the life of the Operating Partnership. However, the special allocation rules of
Section 704(c) may not entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the Contributed Property in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if the Contributed Property had a tax basis equal to its fair market value at the time of contribution, and (ii) possibly to be allocated taxable gain in the event of a sale of Contributed Property in excess of the economic or book income allocated to the Company as a result of such sale. These allocations possibly could cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect its ability to comply with the REIT distribution requirements. See " - Requirements for Qualification - ANNUAL DISTRIBUTION REQUIREMENTS."

      DEPRECIATION. The Operating Partnership's assets other than cash will consist largely of property treated as purchased by the Operating Partnership. The Operating Partnership has an aggregate basis in the assets of each partnership it acquires equal to the sum of the purchase price paid for the partnership interests. To the extent that the Operating Partnership's basis in a piece of depreciable property exceeds the basis of the property when it was held by the acquired partnership, such basis should in effect be treated as a newly acquired, separate asset and entitled to 39-year depreciation.

      Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Similarly, amortization on intangible contracts for services contributed to the Operating Partnership will be allocated as required by section 704(c) of the Code. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.



      SALE OF PARTNERSHIP PROPERTY. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT Requirements, the Company's share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "- Taxation of the Company as a REIT." Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "-
Requirements for Qualification - INCOME TESTS." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's basis made during the four-year period prior to disposition must not exceed 30% of the property's net sales price. The Operating Partnership to holds its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing the properties and to make such occasional sales of the properties, including adjoining land, as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Operating Partnership will constitute a sale of property held for investment.

OTHER TAX CONSIDERATIONS

      THE MANAGEMENT COMPANIES. A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Management Companies through dividends on stock of the Management Companies to be held by the Operating Partnership. The Management Companies do not qualify as REITs and will pay federal, state and local tax income taxes on its net income at normal corporate tax rates. The Company expects that the Management Companies' income, after deducting its expenses, will not give rise to significant corporate tax liabilities. The amount of corporate tax liability will increase if the Service disallows the items of expense which the Company expects to be allocated to the Management Companies.

      THE TRUST. The Trust was formed as a "qualified REIT subsidiairy." As such it is treated together with the Company as a single entity for federal income tax purposes.

      STATE AND LOCAL TAX CONSIDERATIONS. The Company and the Management Companies will, and the Company's stockholders may, be subject to state or local taxation in various states or local jurisdictions, including those in which the Company, its stockholders or the Operating Partnership transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Company.

      POSSIBLE FEDERAL TAX DEVELOPMENTS. The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of the Company or of its stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the Company or its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action.


                             ERISA CONSIDERATIONS

      A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan ("Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of any of such Plan's assets in shares of the Company's capital stock. Accordingly, such fiduciary should consider whether the investment (i) satisfies the diversification requirements of section 404(a)(1)(C) of ERISA,
(ii) is in accordance with the documents and instruments governing the Plan to the extent consistent with ERISA, (iii) is prudent and an appropriate investment for the Plan, based on examination of the Plan's overall investment portfolio and (iv) is for the exclusive benefit of Plan participants and beneficiaries, as required by ERISA.

      In addition to the imposition of general fiduciary standards, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving Plans and persons who have certain relationships to Plans ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). The Code's prohibited transaction rules also apply to certain direct or indirect transactions between "disqualified persons" and individual retirement accounts or annuities ("IRAs"), as defined in section 408(a) and (b) of the Code. Thus, a Plan fiduciary and an IRA considering an investment in shares also should consider whether the acquisition or the continued holding of shares might constitute or give rise to a prohibited transaction.

      Those persons proposing to invest on behalf of Plans should also consider whether a purchase of one or more shares of capital stock will cause the assets of the Company to be deemed assets of the Plan for purposes of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code. The Department of Labor (the "DOL") has issued regulations (the "DOL Regulations") as to what constitutes assets of a Plan under ERISA. Under the DOL Regulations, if a Plan acquires an equity interest in an entity, the Plan's assets would include, for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules of ERISA and the Code, both the equity interest and an undivided interest in each of the entity's underlying assets unless (a) such interest is a "publicly offered security," (b) such interest is a security issued by an investment company registered under the Investment Company Act of 1940, as amended, or (c) another specified exception applies.


                             PLAN OF DISTRIBUTION

      The Company may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.



      The distribution of the Common Stock by the Company may be affected from time to time in one or more transactions (which may involve block transactions) on the NYSE or otherwise pursuant to and in accordance with the applicable rules of the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of Common Stock Warrants or through the issuance of Preferred Stock convertible into Common Stock (whether such Common Stock Warrants or Preferred Stock is listed on a securities exchange or otherwise), or a combination of such methods of distribution, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Offered Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the sale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

      Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities other than Common Stock will be a new issue with no established trading market. The Company may elect to list any series of Preferred Stock or other securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

      Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

      In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


                                 LEGAL MATTERS



      The legality of the Offered Securities issued pursuant to any Prospectus Supplement will be passed upon by Nixon, Hargrave, Devans & Doyle LLP. In addition, Nixon, Hargrave, Devans & Doyle LLP will provide an opinion with respect to certain tax matters which form the basis of the discussion under "Federal Income Tax Considerations".


                                    EXPERTS

      The financial statements incorporated by reference in this Prospectus or elsewhere in the Registration Statement have been incorporated herein in reliance on the reports audited by Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table is an itemized listing of expenses to be incurred by the Company in connection with the issuance and distribution of the shares of Common Stock being registered hereby, other than discounts and commissions:

       SEC Registration Fee                          $118,000
       NYSE Listing Fee                                28,500*
       Printing and Engraving Costs                    20,000*
       Legal Fees and Expenses                         50,000*
       Accounting Fees and Expenses                    50,000*
       Miscellaneous                                    5,000*
                                                       ---------
               Total                                 $271,500*

*Estimate

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   See original filing.

ITEM 16. EXHIBITS

NUMBER                      DESCRIPTION

1.1    Form of Underwriting Agreement (Common Stock)
1.2    Form of Underwriting Agreement (Preferred Stock)
1.3    Form of Underwriting Agreement (Common Stock Purchase Rights)
1.4    Form of Underwriting Agreement (Debt Securities)
3.1 Articles of Amendment and Restatement of Articles of Incorporation of Home Properties of New York, Inc. (the "Company")
3.2    Amendment to the Articles of Incorporation*
3.3    Amended and Restated By-Laws of Home Properties (Revised 12/30/96)
4.1    Form of  certificate  representing  shares of Common Stock of the Company
4.2 Partnership Interest Purchase Agreement among the Company, Home Properties of New York, L.P. (the "Operating Partnership") and the State of Michigan Retirement Systems.

                                     II-2

4.3   Form of Indenture for Debt Securities
5.1 Opinion of Nixon, Hargrave, Devans & Doyle LLP regarding the legality of the Common Stock being registered*
8.1    Opinion of Nixon,  Hargrave,  Devans & Doyle LLP  regarding  certain  tax matters**
10.1 Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership
10.2 Amendments No. One through Eight to the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership
10.3 Amendment No. Nine to the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership*
12.1   Statement of Computation of Ratios of Earnings to Combined
       Fixed Charges*
23.1 Consent of Nixon, Hargrave, Devans & Doyle LLP (included as part of Exhibits 5.1 and 8.1)
23.2   Consent of Coopers & Lybrand LLP*
25     Power of Attorney (included on signature page)

*   Included with this filing.
** To be filed by amendment or by a Current Report on Form 8-K incorporated by reference herein.

ITEM 17. UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   The undersigned registrant hereby undertakes, at the time of any proposed offer of Debt Securities pursuant to a Prospectus Supplement, to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

   The undersigned registrant hereby undertakes, at the time of any proposed offer of any Common Stock Purchase Rights pursuant to a Prospectus Supplement, to further supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters, if any, during the subscription period, the amount of any unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the applicable Prospectus Supplement, a post-effective amendment will be filed to set forth the terms of such offering.



                                     SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, New York, on the 13th day of May, 1998.

                                         HOME PROPERTIES OF NEW YORK, INC.


                                         By: /S/ Amy L. Tait
                                         Amy L. Tait
                                         Executive Vice President





 KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Norman P. Leenhouts, Amy L. Tait, Ann M. McCormick, David P. Gardner and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents, and each of them, full power and authority to do and person each and every act and thing requisite or necessary that he might do in person.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                 TITLE                          DATE


/S/Norman P. Leenhouts       Director, Chairman                May 5, 1998
Norman P. Leenhouts          and Co-Chief Executive Officer
                             (Principal Executive Officer)


/S/Nelson B. Leenhouts       Director, President               May 5, 1998
Nelson B. Leenhouts          and Co-Chief Executive Officer
                             (Principal Executive Officer)


/S/Richard J. Crossed        Director, Executive Vice          May 5, 1998
Richard J. Crossed           President


/S/ Amy L. Tait              Director, Executive Vice          May 5, 1998
Amy L. Tait                  President and Chief Operating
                             Officer


/S/ David P. Gardner         Vice President, Chief             May 5, 1998
David P. Gardner             Financial Officer and
                             Treasurer
                             (Principal Financial
                             and Accounting Officer


/S/ Burton S. August, Sr.    Director                          May 5, 1998
Burton S. August, Sr.


/S/ William Balderston, III  Director                          May 5, 1998
William Balderston, III

/S/ Alan L. Gosule           Director                          May 5, 1998
Alan L. Gosule

/S/Leonard F. Helbig, III    Director                          May 5, 1998
Leonard F. Helbig, III




/S/Roger W. Kober            Director                          May 5, 1998
Roger W. Kober


/S/Clifford W. Smith, Jr     Director                          May 5, 1998
Clifford W. Smith, Jr.


/S/Paul L. Smith             Director                          May 5, 1998
Paul L. Smith


                                   EXHIBIT INDEX


The Company of New York, Inc. (the "Company")
Registration Statement on Form S-3 No. 333-_____

NUMBER    DESCRIPTION                                       LOCATION


1.1       Form of Underwriting Agreement (Common Stock)          *

1.2       Form of Underwriting Agreement (Preferred Stock)       *

1.3       Form of Underwriting Agreement (Common Stock           *
          Purchase Rights)

1.4       Form of Underwriting Agreement (Debt Securities)       *

3.1       Articles of Amendment and Restatement             Filed herewith
          of Articles of Incorporation of the
          Company

3.2       Amendment to Articles of Incorporation            Filed herewith

3.3       Amended and Restated By-Laws of the Company       Form 8-K dated
                                                            12/31/96 and filed
                                                            on 1/7/97 (File
                                                            No. 1-13136)
                                                            ("12/96 8-K")

4.1       Form of certificate representing shares           Form S-11, File
          of Common Stock of the Company                    No. 33-78862

4.2       Partnership Interest Purchase Agreement among      12/96 8-K
          the Company, Home Properties of New York, L.P.
          (the "Operating Partnership") and the State of Michigan Retirement Systems.

4.3       Form of Indenture for Debt Securities              Form S-3, File No.
                                                             333-2674 ("Prior
                                                             Shelf S-3")

5.1       Opinion of Nixon, Hargrave, Devans & Doyle         Filed herewith
          LLP regarding the legality of the Common
          Stock being registered

8.1       Opinion of Nixon, Hargrave, Devans & Doyle         *
          LLP regarding certain tax matters

10.1      Second Amended and Restated Agreement of Limited   Form 8-K dated
          Partnership of the Operating Partnership           9/26/97 (File
                                                             No. 1-13136

10.2      Amendments No. One through Eight to the            Form 10-K for
          Second Amended and Restated Agreement of           year ended
          Limited Partnership of the Operating Partnership   December 31, 1997
                                                             (File No. 1-13136)

10.3      Amendment No. Nine to the Second Amended and
          Restated Agreement of Limited
          Partnership of the Operating Partnership           Filed herewith

12.1      Computation of Ratios of Earnings to Combined
          Fixed Charges                                      Filed herewith

23.1      Consent of Nixon, Hargrave, Devans &               Included with
          Doyle LLP                                          Exhibits 5.1 and
                                                             8.1

23.2      Consent of Coopers & Lybrand LLP                   Filed herewith

24        Power of Attorney                                  Included on
                                                             signature page

    * To be filed by amendment or on a Current Report on Form 8-K incorporated herein by reference.